EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of April 2, 2004, by and between Jim Cortens ("Executive") and Infocrossing, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Company and ITO Holdings, LLC, a California limited liability company ("Holdings"), have entered into a Stock Purchase Agreement dated as of March 3, 2004 (as such agreement may hereafter be amended, the "Stock Purchase Agreement") pursuant to which the parties thereto have agreed that the Company will acquire all of the outstanding common stock of ITO Acquisition Corporation, a California corporation (the "Corporation"), and pursuant to which the Corporation will become a wholly-owned subsidiary of the Company;

     WHEREAS, Executive is the President of the Corporation and holds limited liability company member interests in Holdings, with respect to which interests Holdings will make distributions to Executive of its proceeds from the sale of the Corporation to the Company;

     WHEREAS, the covenants provided herein, including Executive's non-competition and non-solicitation covenants set forth in Section 8, and in that certain Employee Confidentiality and Invention Assignment Agreement dated as of the date hereof by and between the Company and Executive (the "Confidentiality Agreement"), are necessary in order for the Company to fully acquire the Corporation's business and goodwill and are material, significant and essential to effecting the acquisition of the Corporation and the other transactions contemplated by the Stock Purchase Agreement; and

     WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, effective as of the closing the Company's acquisition of the Corporation pursuant to the Stock Purchase Agreement (the "Closing"); and

     WHEREAS, Executive desires to enter into this Agreement and to accept employment with the Company, effective as of the Closing, subject to the terms and conditions of this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy and receipt of which are, hereby acknowledged, the parties hereto agree as follows:

1. Employment.

     The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company commencing immediately after, and on the date of, the Closing (the "Effective Date'), on the terms and conditions set forth in this Agreement.

2. Position and Duties.

     (a) Position. During the term of his employment by the Company, Executive shall serve as the Executive Vice President of the Company and shall report directly to the President and Chief Operating Officer of the Company.

     (b) Duties. Executive will generally be responsible for managing the operations, sales and marketing, the pre-sales, account management and human resource functions of the Company under the direction of the President and Chief Operating Officer of the Company. Executive shall have such other duties and authority consistent with the foregoing and consistent with the position of Executive Vice President as shall be assigned to him from time to time by the Board of Directors. Executive's duties and authority shall not be reduced or changed except by the prior written consent of Executive and any reduction or change by the Company of Executive's duties and authority without Executive's prior written consent shall constitute a material breach of this Agreement by the Company. Executive shall devote his full business time, attention, skill and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation while employed by the Company. Notwithstanding the foregoing, nothing herein shall preclude Executive from: (i) engaging in charitable activities and community affairs, and (ii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i) and (ii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. The Company agrees that Executive shall perform a majority of his duties at the Company's corporate offices in Brea, California.

     (c) Stock Options. On the Effective Date, Executive shall be granted an option for 200,000 shares of the Company's common stock (the "Inducement Option") pursuant to the Company's 2002 Stock Option and Stock Appreciation Rights Plan, as amended (the "Plan"), which option (i) shall have an exercise price equal to the per share "Fair Market Value" (as defined in the Plan) of the stock on the Effective Date, (ii) shall have a term of ten (10) years from the Effective Date, without regard to any termination of Executive's employment with the Company, and (iii) shall be fully vested and exercisable as of the Effective Date. The Company has obtained the approval by the Compensation Committee of its Board of Directors for the Inducement Option. The Inducement Option shall be governed by the terms and conditions of a Stock Option Agreement in form and substance acceptable to Executive. Thereafter, on each anniversary of the Effective Date on which Executive is employed by the Company, beginning with the first anniversary of the Effective Date, Executive shall be granted an option for 50,000 shares of the Company's common stock pursuant to the Plan, subject to such terms and conditions as may be determined by the Committee that administers the Plan.

3. Compensation.

     (a) Base Salary. During the term of Executive's employment, the Company shall pay Executive an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) (the "Annual Base Salary") payable in accordance with the Company's regular payroll practices, but not less frequently than twice per month. The Annual Base Salary shall be reviewed at least annually by the Board of Directors and may be adjusted upwards (but not downwards) in the sole discretion of the Board of Directors.

     (b) Additional Compensation. In addition to the Annual Base Salary Executive shall receive such additional compensation and annual bonus payments as the Board of Directors may award Executive from time to time in its sole and absolute discretion.

     (c) Withholding. The Company shall deduct and withhold from any compensation payments payable to Executive all social security and other federal, state and local taxes and charges in the minimum amounts (or such greater amounts as Executive may from time to time request) which currently are or which hereafter may be required by law to be so deducted and withheld, including withholding pursuant to bonus withholding rates, as applicable.

4. Benefits: Vacation and Expense Reimbursement.

     (a) Benefits. During the term of Executive's employment, Executive shall be entitled to participate in all fringe benefits (including without limitation, group medical and dental insurance) and other benefit plans which are available from time to time to executive employees of the Company, subject in each case to the generally applicable terms and conditions of the applicable plan or program. In addition, Executive shall be covered by the Company's disability insurance plans and policies for senior executives as they may be maintained by the Company from time to time.

     (b) Vacation: Holidays and Sick Leave. During the term of Executive's employment, Executive shall be entitled to four (4) weeks of paid time off ("PTO") per year under the same terms and conditions as other employees of the Company. In addition, Executive shall be entitled to all paid Company holidays and other benefits as are generally provided to other executives of the Company in accordance with Company policies in effect from time to time.

     (c) Automobile. The Company shall provide Executive with the use of a current model automobile owned or leased by the Company and the Company shall pay for and/or reimburse Executive for all maintenance and repairs thereon as well as for gasoline, tolls and parking expenses for business use of such automobile for the Company, upon submission of such documentation as may be reasonably required by the Company.

     (d) Expense Reimbursement. Executive shall be authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall reimburse him for all business expenses incurred in connection with carrying out the business of the Company upon presentation of expense statements or such other supporting information as the Company may customarily require of its executives. Because it is anticipated that Executive will perform some or a substantial amount of his duties in the Company's corporate office located in New Jersey, the Company will advance and pay to Executive all of Executive's reasonable travel expenses, in accordance with the Company's expense reimbursement policies, to and from New Jersey and California, including hotel and meals while traveling on Company business.

5. Confidentiality Agreement.

     Concurrently with the execution of this Agreement, Executive shall execute the Company's standard Employee Confidentiality and Invention Assignment Agreement (the "Confidentiality Agreement").

6. Termination of Executive's Employment.

     (a) Termination of Employment. Executive's employment may be terminated (i) by the Company, at any time, for any reason or for no reason (including, without limitation, due to the Disability (as defined below) of Executive) and (ii) by Executive at any time with or without Good Reason (as defined below). In addition, Executive's employment shall terminate upon the death of Executive.

     (b) Definitions.

          (i) Disability. For purposes of this Agreement, a "Disability" shall occur in the event that there is a determination by the Company, upon the advice of an independent qualified physician, reasonably acceptable to Executive, that Executive has become physically or mentally incapable of performing his duties under this Agreement and such disability has disabled Executive, or can reasonably be anticipated to disable Executive, for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

          (ii) Good Reason. For purposes this Agreement, "Good Reason" shall mean, without Executive's prior written consent: (A) the occurrence of any material breach of this Agreement by the Company which remains uncured for a period of more than thirty (30) days after written notice of such breach and of Executive's intention to terminate his employment for "Good Reason" if such breach is not remedied; (B) a failure to pay any amount due hereunder within ten (10) business days following written demand for payment, which demand shall state that Executive intends to resign for Good Reason if such payment is not made within such ten (10) business day period; (C) the assignment to Executive of duties or responsibilities materially inconsistent with Executive's current position, duties or responsibilities, as contemplated by this Agreement, sufficient to constitute a substantial diminution of status within the Company which duties or responsibilities are not reassigned within thirty (30) days after written demand from Executive, which demand shall state that Executive intends to resign for Good Reason if such duties and responsibilities are not reassigned; or (D) a relocation of the office of the Company to which Executive is required to report to a location outside of a fifty (50) mile radius of the then existing location of such office or a requirement that Executive relocate his residence from Orange County, California.

7. Compensation Upon Termination of Employment.

     (a) Generally. Except as otherwise provided in Section 7(b) and Section 7(c), if the Company terminates Executive's employment for any reason (including, without limitation, as a result of Executive's death or Disability) or Executive terminates his employment for Good Reason, the Company shall:

          (i) immediately upon such termination, pay to Executive (A) any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination, (B) an amount equal to the value of Executive's accumulated PTO, (C) an amount equal to any unpaid bonus or additional compensation to which Executive is entitled, and (D) an amount equal to the pro rata value of any bonus or additional compensation accrued through and including the date of termination;

          (ii) pay to Executive as severance one-twelfth of the Annual Base Salary in effect as of the date of the termination of Executive's employment each month after such termination (such monthly payments, the "Monthly Severance Payments"), in accordance with the Company's regular payroll practices and payroll schedule for a period of nine (9) months (the "Severance Period"); provided, however, that, if Executive enters into an employment relationship with any other party during the Severance Period, the Monthly Severance Payments shall immediately be reduced by fifty percent (50%) for the remainder of the Severance Period; provided further, that, if Executive's employment is terminated as a result of Executive's Disability, the Monthly Severance Payments shall be reduced by the amount, if any, paid to Executive during the Severance Period under any disability insurance policy purchased by the Company on behalf and for the benefit of Executive; and

          (iii) make all payments necessary to provide Executive with continuation coverage under the Company's group health plan until the earlier to occur of (A) the expiration of the Severance Period, or (B) in the event Executive enters into an employment or consulting relationship with any other party during the Severance Period, the date on which Executive becomes eligible to participate in the group health plan of such other party.

     Executive's right to receive the severance benefits described in Section 7(a)(ii) and Section 7(a)(iii) shall be subject to (x) Executive's execution of a full and complete release in favor of the Company and its officers, directors, shareholders and affiliates (and the respective officers, directors and shareholders of such affiliates), in form and substance reasonably acceptable to the Company, releasing the Company and such other parties from any and all claims of Executive in connection with his employment by the Company, and (y) to the extent applicable, Executive's compliance with the provisions of Section 8 of this Agreement. Except for the salary, PTO and severance payments described in this Section 7(a), the Company shall not be obligated to make any further payments to Executive hereunder.

     (b) Compensation Upon Termination by Company in Event of Misconduct. In the event that the Company terminates Executive's employment as a result of Misconduct (as defined below), the Company shall, immediately upon such termination, pay to Executive (i) any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination, (ii) an amount equal to the value of Executive's accumulated PTO, and (iii) an amount equal to any unpaid bonus or additional compensation to which Executive is then entitled. Upon the payment of the amounts described in the previous sentence, the Company shall not be obligated to make any further payments to Executive hereunder. For purposes of this Section 7(b), "Misconduct" shall mean (1) any act of theft, fraud, embezzlement, falsification of Company or customer documents, misappropriation of funds or other assets of the Company or other acts of dishonesty or misconduct involving the property or affairs of the Company or the carrying, out of Executive's duties; (2) a conviction (by trial, upon a plea or otherwise) or the admission of guilt of any felony or misdemeanor involving moral turpitude or other act of dishonesty, fraud or deceit; or (3) the repeated material violation of any written policy or procedure of the Company.

     (c) Compensation Upon Termination by Executive Without Good Reason. If Executive terminates his employment without Good Reason, the Company shall, immediately upon such termination, pay to Executive (i) any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination, (ii) an amount equal to the value of Executive's accumulated PTO, and (iii) an amount equal to any unpaid bonus or additional compensation to which Executive is then entitled. Upon the payment of the amounts described in the previous sentence, the Company shall not be obligated to make any further payments to Executive hereunder.

8. Non-Competition and Non-Solicitation.

     (a) Non-Competition. Except as provided below, upon the termination of Executive's employment with the Company Executive shall not directly or indirectly, for a period of twelve (12) months after such termination of Executive's employment, engage in (whether as an employee, consultant, agent, proprietor, principal, partner, major stockholder, corporate officer, director or otherwise), manage or control, any person, firm, corporation or business that competes with the Company's business at the time of termination. Notwithstanding the foregoing, Executive shall not be prohibited from owning shares of a business that competes with the Company's business if the shares are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and the investment in such shares does not exceed two percent (2%) of the outstanding shares of such class of shares. The foregoing covenant shall not apply (i) if the Company terminates Executive's employment other than for Misconduct or Executive's Disability or (ii) if Executive terminates his employment with the Company for Good Reason. Executive further acknowledges that his agreement pursuant to this
Section 8(a) is given, in part, in connection with and in consideration of the Company's acquisition of the Corporation pursuant to the Stock Purchase Agreement.

     (b) Non-Solicitation. Executive agrees and acknowledges that for a period of twelve (12) months after the termination of Executive's employment with the Company for any reason, Executive shall not, either directly or indirectly, personally, or on behalf of or in conjunction with any person or firm, divert or take away any client or customer of the Company or solicit, induce, facilitate, recruit, encourage or cause any employee, consultant, contractor, agent or representative of the Company, to leave their employment or engagement with the Company for any reason. Executive further acknowledges that his agreement pursuant to this Section 8(b) is given, in part, in connection with and in consideration of the Company's acquisition of the Corporation pursuant to the Stock Purchase Agreement.

     (c) Understanding of Covenants. Executive hereby represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit; (ii) is fully aware of and agrees specifically to his obligations thereunder, including, without limitation, the reasonableness of the length of time and scope of these covenants: (iii) acknowledges that the remedies set forth herein for violation of such covenants are in addition to any remedies that the Company may have in law or in equity; and (iv) understands that he will also be executing simultaneously with this Agreement, the Confidentiality Agreement and that the obligations set forth in that agreement are in addition to those set forth in this Section 8.

9. Remedies.

     The parties hereto agree that the Company would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in
Section 8 of this Agreement. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of Section 8 of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

10. Representation of Executive.

     Executive hereby warrants and represents that he is not bound by any other agreement or subject to any other restriction which would either prevent him from entering into this Agreement or from performing his duties as contemplated hereunder.

11.      Indemnification.

     The Company shall, to the maximum extent permitted by the General Corporation Law of the State of Delaware, indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer or employee of the Company or in any other capacity, including serving as a fiduciary, in which Executive serves at the request of the Company, except for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, for any breach of Executive's duty of loyalty or any other fiduciary duty to the Company; or for any transaction from which Executive derived an improper personal benefit. If any claim is asserted against Executive for which Executive reasonably believes in good faith he is entitled to be indemnified hereunder, the Company shall, at its option, (i) assume the defense thereof; or (ii) pay Executive's reasonable legal expenses (or cause such expenses to be paid), if the Company does not so assume the defense; provided, however that Executive shall reimburse the Company for such amounts if Executive shall be found by a final, non-appealable order of a court of competent jurisdiction or any arbitrator or mediator (whose judgment Executive has agreed to be bound by) not to be entitled to indemnification.

12. Arbitration and Equitable Relief.

     (a) Executive and the Company each agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Orange County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

     (b) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by California arbitration law and by the Rules.

     (c) The Company shall pay the costs and expenses of such arbitration, and each party shall separately pay his or its attorneys' fees and expenses.

     (d) Executive has read and understands this Section 12. Executive understands that by signing this Agreement, Executive agrees to submit any future claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof to binding arbitration, and that this arbitration clause constitutes a waiver of Executive's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/executive relationship, including but not limited to, the following claims:

          (i) employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

          (ii) any and all claims for violation of any federal state or municipal law, regulation, statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and the California Labor Code Section 201, et seq.; and

          (iii) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

     (e) By signing this Agreement, the Company agrees to submit any future claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof to binding arbitration, and further agrees that this arbitration clause constitutes a waiver of the Company's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the relationship between the Company and Executive.

     (f) Adherence to this Section 12 regarding Arbitration shall not limit the right of the parties hereto to obtain any provisional remedy including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration, particularly if necessary to avoid irreparable harm.

13. Successors and Assigns.

     This Agreement may not be assigned by Executive; provided, however, that Executive's rights to payments hereunder shall, upon his death, inure to the benefit of Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall inure to the benefit of and be binding on the successors and assigns of the Company.

14. Modification or Waiver.

     No provision of this Agreement may be modified, waived, or discharged unless agreed to in writing by both parties hereto. The failure of a party to insist upon strict adherence to any term, condition or other provision of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term, condition or other provision of this Agreement.

15. Notices.

     All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage, prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Company or Executive, as applicable, at the address set forth below (or to such other address as shall have been previously provided in accordance with this Paragraph 14):

                  If to the Company:        Infocrossing, Inc.
                                            2 Christie Heights
                                            Leonia, NJ  07605
                                            Attention: Chairman of the Board

                  If to Executive:          Jim Cortens
                                            1866 Port Taggart Place
                                            Newport Beach, California 92660


16. Governing Law.

     This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California without regard to its conflict of laws provisions.

17.      Severability.

     Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

18.      Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

19.      Entire Agreement.

     This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

20. Acknowledgement of Executive.

     EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT TAX AND LEGAL COUNSEL IN REGARD TO THIS AGREEMENT, THAT HE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT HE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT HE HAS ENTERED INTO IT FREELY AND VOLUNTARILY AND BASED ON HIS OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS, UNDERSTANDINGS, OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

                  [Remainder of Page Intentionally Left Blank]

                    [Signature Page to Employment Agreement]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE                                THE COMPANY

/s/ JIM CORTENS
---------------------------
Jim Cortens                              By: /s/ ZACH LONSTEIN
                                             -----------------------------------
                                             Name:  Zach Lonstein
                                             Title: Chief Executive Officer